Exhibit 99.1
Investor and Financial Contacts:
Eileen Pattinson
Investor Relations
(760) 603-7208
FOR IMMEDIATE RELEASE
Life Technologies Announces First Quarter 2010 Results
First quarter GAAP revenue of $885 million and non-GAAP revenue of $887 million
First quarter GAAP earnings per share of $0.48, and non-GAAP earnings per share of $0.87
Free cash flow of $41 million in the first quarter
CARLSBAD, CA, April 27, 2010 — Life Technologies Corporation (NASDAQ: LIFE) today announced results for its first quarter ending March 31, 2010. Non-GAAP revenue for the first quarter was $887 million, an increase of 13 percent over the $785 million reported for the first quarter of 2009. Excluding the impact of currency and completed acquisitions and divestitures, organic revenue for the quarter grew 10 percent over the same period in the previous year.
“I am very pleased with the continued strong growth in both revenue and earnings that we achieved in the first quarter of this year, especially given the strength of our performance in 2009,” said Gregory T. Lucier, Chairman and Chief Executive Officer of Life Technologies. “Our singular focus on disciplined execution has enabled us to successfully navigate through a tough economic period while still increasing our investment in new technologies and markets.”
Analysis of First Quarter 2010 Results
•	First quarter non-GAAP 2010 revenue increased 13 percent over the previous year, which was a result of strong growth across all businesses and geographies. Revenue growth without the impact from currency, completed acquisitions, and divestitures was 10 percent. Foreign currency exchange had a positive 4-point effect and completed acquisitions and divestitures had a negative 1-point effect on reported revenue growth.

•	Non-GAAP gross margin in the first quarter was 68.3 percent, an improvement of 160 basis points over the prior year. Gross margin expansion was a result of manufacturing productivity, synergy realization such as savings in procurement, price gains across the portfolio, and currency.

•	Non-GAAP operating margin was 29.5 percent in the first quarter, representing an increase of approximately 330 basis points over the same period in 2009. The increase in operating margin primarily resulted from gross margin expansion, synergies, and other operating expense reductions.

•	First quarter non-GAAP tax rate was 30.0 percent.

•	Diluted weighted shares outstanding were 190 million in the first quarter.

•	Cash flow from operating activities for the first quarter was $71 million. First quarter capital expenditures were $30 million and resulting free cash flow was $41 million. The company ended the quarter with $642 million in cash and short-term investments, including $20 million held as restricted cash.

•	The following analysis of diluted earnings per share identifies specific items that affect the comparability of results between periods. Reconciliations between the company’s GAAP and non-GAAP results for the periods reported are presented in the attached tables and on the company’s Investor Relations page at www.lifetechnologies.com.

	Three Months Ending March 31
	2010	2009	%
GAAP earnings per share	$0.48	$0.09
Gain on sale of Mass Spectrometry division	(0.14)	—
Non-cash interest expense (FSP APB14-1)	0.03	0.04
Business integration and other charges	0.08	0.10
Accelerated amortization of debt issuance cost	0.17	—
Amortization of acquisition related expenses	0.25	0.49

Non-GAAP earnings per share	$0.87	$0.72	21%
Business Highlights:
•	Molecular Biology Systems division revenue was $432 million in the first quarter, an increase of approximately 13 percent over the same period last year. Excluding the impact from currency and acquisitions, organic revenue growth was 10 percent. This growth was a result of broad demand across the portfolio, including robust growth in the PCR and Genomic Assays units and strong demand for animal, food and environmental testing products.

Technology highlights include:
•	The 7500 Fast Dx Real-Time PCR Instrument gained CE IVD mark and is available as a platform suitable for in vitro diagnostics (IVD) use in Europe. Clinical laboratories from 22 European countries and institutions that develop in vitro molecular diagnostic assays will now be able to leverage the instrument’s regulatory clearance to develop tests for clinical applications.

•	The introduction of MicroSEQ Salmonella spp. Detection Kit which is part of a complete pathogen detection workflow and optimized for use with the Applied Biosystems 7500 Fast Real-Time PCR System. The kit has been validated by the AOAC Research Institute for use with 11 different food sample types, and for both high and low-throughput testing workflows.
•	Genetic Systems division revenue was $238 million in the first quarter, an increase of 14 percent over the same period last year. Excluding the impact from currency and the completed divestiture of the SQL*LIMS business, organic revenue growth was 12 percent. This increase was a result of double-digit growth in the next generation sequencing and human identification businesses, in addition to strength in capillary electrophoresis instruments and reagents sold to research and clinical labs.

Technology highlights include:
•	The introduction and shipment of the SOLiD™ 4 Sequencing System which generates up to 100 gigabases of mappable sequence data per run at a cost of $6,000 per genome.

•	The announcement of the SOLiD PI™ System which will provide individual researchers and sequencing core laboratories with a cost-effective instrument that delivers an accuracy level of 99.99 percent.

•	The approval of the AmpFℓSTR® MiniFiler™ PCR Amplification Kit for inclusion in the National DNA Index System (NDIS). The MiniFiler kit is designed to obtain DNA results from compromised or degraded samples and has proven its utility globally in a wide range of investigations, including cold cases, missing person cases, exonerations and historical and archeological cases.
•	Cell Systems division revenue was $214 million in the first quarter, an increase of 11 percent over the same period last year. Excluding the impact from currency, organic revenue grew 8 percent year over year, as a result of double-digit growth in Bioproduction, Primary and Stem Cell Systems and Beads Based Separation unit.

Technology highlights include:
•	The Applied Biosystems ViralSEQTM Vesivirus Detection Kit, a new molecular test for the detection of Vesivirus 2117, a potential contaminant of mammalian cell culture based biopharmaceutical manufacturing. The kit is a highly sensitive and accurate test that enables the quick isolation and detection of Vesivirus 2117 from cell culture samples.
•	The Mass Spectrometry division, the company’s joint venture with MDS Analytical Technologies, was divested on February 1st. The division contributed a loss of $1 million in other income for the quarter, excluding amortization and the gain recognized upon sale.

•	Regional organic growth rates for the quarter compared to the same quarter of the prior year were as follows: the Americas increased 8 percent, Europe 5 percent, Asia Pacific 25 percent, and Japan 23 percent.

•	Revenue from orders transacted through Life Technologies eCommerce channels grew 18 percent during the quarter. Approximately 35 percent of all consumables revenue flows through eCommerce channels.

Fiscal Year 2010 Outlook
Subject to the risk factors detailed in the Safe Harbor Statement section of this release, the company reiterated its expectations for fiscal year 2010 financial performance. Organic revenues are expected to increase in the mid- to high-single digits. This level of organic revenue growth is expected to result in approximately $3.30 to $3.50 of non-GAAP earnings per share. Including the hedges already in place, currency is expected to have a positive impact of 1 to 2 percentage points on revenue growth rates in 2010. The company will provide further detail on its business outlook during the conference call today.
Conference Call and Webcast Details
The company will discuss its financial and business results as well as its business outlook on its conference call at 4:30 PM EDT today. This conference call will contain forward-looking information. The conference call will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the conference call will be posted at the company’s Investor Relations Web site at www.lifetechnologies.com. The webcast can be accessed through the investor relations page of the Life Technologies’ website at www.lifetechnologies.com. Alternatively, callers may listen to the live conference call by dialing 866.202.1971 (domestic) or 617.213.8842 (international) and use passcode 73166387. A replay of the webcast will be available on the Company’s website through Tuesday, May 18, 2010.
In addition, the company will hold a post-earnings Q&A call for analysts and investors on the same day at 7:00 pm EDT. The webcast can be accessed through the investor relations page of the Life Technologies’ website at www.lifetechnologies.com. Alternatively, callers may listen to the live conference call by dialing 866.713.8307 (domestic) or 617.597.5307 (international) and use passcode 64266678. A replay of the webcast will be available on the Company’s website through Tuesday, May 18, 2010.
About Life Technologies
Life Technologies Corporation (NASDAQ: LIFE) is a global biotechnology tools company dedicated to improving the human condition. Our systems, consumables and services enable researchers to accelerate scientific exploration, driving to discoveries and developments that make life even better. Life Technologies customers do their work across the biological spectrum, working to advance personalized medicine, regenerative science, molecular diagnostics, agricultural and environmental research, and 21st century forensics. Life Technologies had sales of $3.3 billion in 2009, employs approximately 9,000 people, has a presence in approximately 160 countries, and possesses a rapidly growing intellectual property estate of approximately 3,900 patents and exclusive licenses. Life Technologies was created by the combination of Invitrogen Corporation and Applied Biosystems Inc., and manufactures both in-vitro diagnostic products and research use only-labeled products. For more information on how we are making a difference, please visit our website: http://www.lifetechnologies.com.
Safe Harbor Statement
This press release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Some of the information contained in this press release, including, but not limited to, statements as to, financial projections, including revenue and non-GAAP earnings per share, momentum in 2010, plans to sustain and expand organic growth and increase operating margins, industry trends and Life Technologies’ plans, objectives, expectations and strategy for its business, contains forward-looking statements that are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. Important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in filings made by Life Technologies with the Securities and Exchange Commission. Life Technologies undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

LIFE TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
AND RECONCILIATION OF NON-GAAP ADJUSTMENTS(1)

	For the three months				For the three months
(in thousands, except per share data)	ended March 31, 2010				ended March 31, 2009
(unaudited)	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$884,943	$2,092	(2)	$887,035	$775,737	$9,132	(2)	$784,869
Cost of revenues	281,754	(208	) (3)	281,546	320,159	(59,119	) (3)	261,040
Purchased intangibles amortization	70,086	(70,086	) (4)	—	70,892	(70,892	) (4)	—

Gross profit	533,103	72,386		605,489	384,686	139,143		523,829

Gross margin	60.2%			68.3%	49.6%			66.7%
Operating expenses:
Selling, general and administrative	259,685	(1,950	) (5)	257,735	241,095	(2,393	) (5)	238,702
Research and development	86,353	(648	) (5)	85,705	80,320	(797	) (5)	79,523
Business consolidation costs	25,266	(25,266	) (6)	—	27,398	(27,398	) (6)	—

Total operating expenses	371,304	(27,864)		343,440	348,813	(30,588)		318,225

Operating income	161,799	100,250		262,049	35,873	169,731		205,604
Operating margin	18.3%			29.5%	4.6%			26.2%
Interest income	1,347	—		1,347	1,416	—		1,416
Interest expense	(41,518)	11,155	(7)	(30,363)	(48,136)	10,453	(7)	(37,683)
Loss on early retirement of debt	(54,185)	54,185	(8)	—	—	—		—
Gain on divestiture of equity investments	45,137	(45,137	) (9)	—	—	—
Other income (expense), net	(3,997)	6,463	(10)	2,466	206	8,545	(10)	8,751

Total other income (expense), net	(53,216)	26,666		(26,550)	(46,514)	18,998		(27,516)

Income (loss) from operations before provision for income taxes	108,583	126,916		235,499	(10,641)	188,729		178,088
Income tax provision	(17,076)	(53,476	) (11)	(70,552)	26,245	(78,758	) (11)	(52,513)

Net income	$91,507	$73,440		$164,947	$15,604	$109,971		$125,575
Effective tax rate	15.7%			30.0%	246.6%			29.5%
Add back interest expense for subordinated debt, net of tax	51			51	—			—

Numerator for diluted earnings per share	$91,558	$73,440		$164,998	$15,604	$109,971		$125,575

Earnings per common share:
Basic earnings per share	$0.51			$0.91	$0.09			$0.72

Diluted earnings per share	$0.48			$0.87	$0.09			$0.72

Weighted average shares used in per share calculation:
Basic	180,867			180,867	173,713			173,713
Diluted	189,834			189,834	175,380			175,380

(1)	The Company reports Non-GAAP results which excludes business consolidation costs, amortization of purchase accounting adjustments to deferred revenue, charges for inventory revaluation, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment to provide a supplemental comparison of the results of operations. In addition, charges related to non-cash interest expense incurred as a result of the retrospective application of the bifurcation requirement between equity and debt prescribed by the Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic of Debt with Conversion and Other Options, costs associated with the early termination of outstanding indebtedness and the impact from the divestiture of our joint venture have been excluded from Non-GAAP results.

(2)	Add back fair value amortization of purchased deferred revenue of $2.1 million and $9.1 million for the three months ended March 31, 2010 and 2009, respectively.

(3)	Add back noncash charges for purchase accounting inventory revaluations of $0.2 million and $59.1 million for the three months ended March 31, 2010 and 2009, respectively.

(4)	Add back amortization of purchased intangibles.

(5)	Add back depreciation of purchase accounting property, plant, and equipment revaluations.

(6)	Add back business consolidation costs.

(7)	Add back charges related to non-cash interest expense as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options of $11.2 million and $10.5 million for the three months ended March 31, 2010 and 2009, respectively.

(8)	Add back loss on early retirement of debt.

(9)	Adjust for gain on divestiture of equity investments.

(10)	Adjust foreign currency gain on repatriation of cash used for the acquisition of $2.2 million offset with acquired joint venture’s purchase accounting adjustment of $10.7 million for the three months ended March 31, 2009. Adjust for gain on impaired security recovery of $6.7 million and gain on foreign currency related to joint venture divestiture of $1.0 million offset by loss on discontinuance of cash flow hedge of $12.9 million and joint venture purchase accounting adjustment of $1.2 million for the three months ended March 31, 2010.

(11)	Non-GAAP tax differs from GAAP tax expense primarily because certain acquisition related costs such as restructuring, amortization of purchased deferred revenue, charges for inventory revaluation, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment, in-process research and development are deducted for GAAP purposes but excluded for Non-GAAP purposes. Gains or losses relating to divestitures and one-time costs such as the loss on the early retirement of debt are also excluded for Non-GAAP purposes as they do not represent the on-going operations of the Company. In addition, GAAP net income includes interest expense with related income tax benefits as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options but excluded for Non-GAAP purposes. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

LIFE TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months
	ended March 31,
(in thousands) (unaudited)	2010	2009
Net income	$91,507	$15,604
Add back amortization and share-based compensation	93,472	161,398
Add back depreciation	31,479	27,263
Balance sheet changes	(80,655)	(125,639)
Other noncash adjustments	(64,980)	25,743

Net cash provided by operating activities	70,823	104,369
Capital expenditures	(30,285)	(26,045)

Free cash flow	40,538	78,324
Net cash provided by (used in) investing activities	424,363	(34,286)
Net cash used in financing activities	(454,357)	(13,298)
Effect of exchange rate changes on cash	2,022	(18,983)

Net increase in cash and cash equivalents	$12,566	$11,757

LIFE TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
(in thousands)	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$641,910	$648,074
Trade accounts receivable, net of allowance for doubtful accounts	526,655	591,058
Inventories	323,866	353,222
Prepaid expenses and other current assets	191,643	203,810

Total current assets	1,684,074	1,796,164

Long-term assets	6,771,447	7,319,576

Total assets	$8,455,521	$9,115,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$345,860	$481,701
Accounts payable, accrued expenses and other current liabilities	774,552	904,022

Total current liabilities	1,120,412	1,385,723

Long-term debt	2,289,660	2,620,089
Other long-term liabilities	863,730	1,083,260
Stockholders’ equity	4,181,719	4,026,668

Total liabilities and stockholders’ equity	$8,455,521	$9,115,740